Exhibit 99.2

News Release

Contact David Speechly, Ph.D. 510.749.1853 David.Speechly@celera.com	1401 Harbor Bay Parkway Alameda, CA 94502 PHONE 510 749 4200 FAX 510 749 6200 www.celera.com

FOR IMMEDIATE RELEASE

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

ALAMEDA, CA — January 24, 2008 — Celera (NYSE:CRA), an Applera Corporation business, today reported net revenues of $40.3 million for the second quarter of fiscal 2008, compared to $13.2 million in the prior year quarter. The second quarter fiscal 2008 results included net revenues from Berkeley HeartLab, Inc. (BHL) and Atria Genetics Inc., which were acquired during the quarter. Excluding revenues from these acquisitions, Celera’s net revenues in the second quarter of fiscal 2008 were $16.7 million.

For the second quarter of fiscal 2008, Celera reported net income of $0.3 million, or $0.00 per share, compared to a net loss of $0.5 million, or $0.01 per share, for the prior year quarter. Results for both periods were affected by the specified items described in the reconciliation below. Second quarter fiscal 2008 earnings per share (EPS) on a non-GAAP basis, excluding the specified items described below, were $0.02, compared to a loss of $0.04 per share for the prior year quarter. All per share amounts refer to Applera Corporation-Celera Group Common Stock.

“We’re pleased with the progress Celera made this quarter, both financially and strategically,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation. “With the acquisition of Berkeley HeartLab, Celera now has greater scale and diversity, a commercial infrastructure to develop the market for tests that incorporate our proprietary discoveries, and a comprehensive platform for cardiovascular disease management. These advances in the business support the Applera Board’s preference to prepare Celera for separation from Applera by the end of fiscal 2008.”

“The business continues to gain momentum as we integrate both Berkeley HeartLab and Atria Genetics,” said Kathy Ordoñez, President of Celera. “The KIF6 finding described earlier this week also presents an exciting opportunity for continued growth and expansion of our cardiovascular disease management program.”

For the second quarters of fiscal 2008 and 2007, Celera recorded items that affected the comparability of results. For the second quarter of fiscal 2008, these items decreased income before taxes by $2.5 million. These pre-tax items included restructuring costs of $0.4 million and amortization of purchased intangible assets of $2.1 million related to the acquisitions of BHL and Atria Genetics.

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

Included in the results for the second quarter of fiscal 2007 were non-operating items that increased income before taxes by approximately $2.4 million. These items included a pre-tax gain of $2.5 million from the sale of a small molecule drug discovery and development program and a pre-tax gain of $2.4 million from a legal settlement. These gains were partially offset by a pre-tax restructuring charge of $2.5 million. Results for the second quarter of fiscal 2007 also included tax benefits of approximately $1.0 million related to the recognition of R&D tax credits.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Three months ended December 31, 2007			Three months ended December 31, 2006
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts (1)	Adj. (1)	Non-GAAP amounts (1)
Operating (loss)	$ (4.2)	$ (2.5)	$ (1.7)	$(10.7)	$ 2.4	$(13.1)
Income (loss) before income taxes	0.5	(2.5)	3.0	(3.6)	2.4	(6.0)
Provision (benefit) for income taxes	0.2	(1.1)	1.3	(3.1)	(0.2)	(2.9)
Net income (loss)	0.3	(1.4)	1.7	(0.5)	2.6	(3.1)

Total diluted earnings (loss) per share	$0.00	(0.02)	$0.02	$(0.01)	0.03	$(0.04)

(1)	For the three months ended December 31, 2006, basic and diluted shares were the same.

Financial Highlights

•	Reported revenues for the second quarter of fiscal 2008 were $40.3 million, compared to $13.2 million for the second quarter of fiscal 2007. Excluding revenues from the BHL and Atria acquisitions, Celera’s reported revenues for the second quarter of fiscal 2008 increased $3.4 million compared with the prior year quarter. The increase was primarily due to higher diagnostic-related licensing and royalty revenues and a higher equalization payment from Abbott, Celera’s alliance partner. The second quarter of fiscal 2007 included $2.5 million from the sale of a small molecule drug discovery and development program.

Reported revenues for the Group are comprised of service and product sales, equalization payments, and license and collaborative revenues. Service sales consist primarily of sales by BHL, and product sales consist of Celera’s portion of sales of Atria human leukocyte antigen (HLA) products and shipments of Celera-manufactured products to Abbott, at cost. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

•	R&D expenses for the second quarter of fiscal 2008 were $10.6 million, compared to $12.0 million in the prior year quarter, primarily reflecting the decrease in proteomic-based target discovery and validation related activities. SG&A expenses for the second quarter of fiscal 2008 increased to $20.1 million from $7.3 million in the prior year quarter, primarily due to increased expenditures relating to sales of BHL services and increased expenses related to the review of Applera’s corporate structure.

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

•	At December 31, 2007, the Group’s cash and short-term investments were approximately $342 million, compared to approximately $548 million at September 30, 2007. The level of cash and short-term investments at the end of the second quarter of fiscal 2008 reflects the completion of the acquisitions of BHL and Atria Genetics in the quarter, which consumed approximately $215 million in cash, including transaction costs and net of cash acquired.

Supplemental Financial Information

•	For the second quarter of fiscal 2008, total end-user sales of products in the alliance with Abbott were $32.0 million compared to $23.2 million in the prior year quarter. Increased sales of HIV and HCV RealTime™ viral load assays used on the m2000™ system and increased sales of the Atria HLA products and ViroSeq® tests for genotyping HIV all contributed to the year-over-year growth. These increased sales were partially offset by lower sales of cystic fibrosis reagents and the removal of the HCV genotyping ASRs due to the injunction against sales of these products by Abbott previously issued in the litigation with Innogenetics N.V.

Business and Scientific Developments

•	In January, Celera published three papers in the Journal of the American College of Cardiology reporting that a variant of the gene encoding kinesin-like protein 6 (KIF6) is associated with up to a 55% increased risk of primary and recurrent coronary heart disease events. These research studies included a total of more than 30,000 individuals, among whom about 60% are carriers of this risk variant. The studies also showed that the excess risk associated with the KIF6 variant was virtually eliminated by pravastatin (Pravachol®) therapy and that high-dose atorvastatin (Lipitor®) therapy reduced risk in carriers of the KIF6 risk variant more effectively than moderate-dose pravastatin therapy in acute coronary syndrome patients.

•	In January, the United States Court of Appeals for the Federal Circuit vacated the permanent injunction granted by the lower court for Innogenetics against Abbott in selling HCV genotyping products. Since the jury’s damage award included an upfront entry fee, the Court remanded to the lower court to determine the terms of a compulsory license for Abbott’s future sales. In addition, the Court remanded for a new trial on the validity of the Innogenetics patent in view of a prior-issued patent. Innogenetics did not name Celera as a party in this lawsuit, but Celera has an interest in these products and in the outcome of the litigation because the products are manufactured by Celera and sold through its alliance with Abbott.

•	In January, Abbott received CE mark certification for a new Chlamydia RealTime PCR test. This is a newly formulated, and highly sensitive, molecular test, which is performed on the m2000 system, and is capable of detecting a recently identified new variant strain of Chlamydia trachomatis.

•	In January, Laboratory Corporation of America® Holdings (LabCorp) commenced the commercialization of the first of two breast cancer assays based on Celera’s estrogen/progesterone receptor discoveries. These assays were developed under a license agreement that allows LabCorp to select from among Celera’s genomic findings to develop and commercialize two molecular oncology laboratory service tests.

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

•	In January, Celera restructured management to support the integration of the Berkeley HeartLab and Atria Genetics acquisitions. Michael Zoccoli, Ph.D., was promoted to the position of General Manager of Celera’s in vitro diagnostic product business. Dr. Zoccoli joined Celera in 2002, and in this new position he will oversee all product development, manufacturing, quality, regulatory and product support activities in Celera’s in vitro diagnostic product business.

•	In January, Applera management reiterated a preference of its Board of Directors to dissolve the corporation’s current tracking stock structure and create separate, publicly traded companies for Applied Biosystems and Celera. Although no final decision has been reached, Applera expects to file a registration statement with the Securities and Exchange Commission (SEC) by the end of the current quarter in an effort to finalize a separation by June 30, the end of its 2008 fiscal year.

•	In November, Celera and Ipsen entered into a pharmacogenomics research collaboration to develop biomarker and pharmacogenomic tests for patients with growth failure.

Celera Outlook

Celera anticipates that its fiscal 2008 financial performance could be affected by various factors including: global economic uncertainty; the ability of Celera to successfully integrate the operations of BHL and Atria; demand for current and new diagnostic products and services, including demand for BHL services and Atria products; adoption of the m2000 system in the U.S. and other markets; potential revenue from technology licenses and collaborations; and potential changes to the U.S. Food and Drug Administration regulations governing the sale of products and services. Subject to the inherent uncertainty associated with these factors, Celera has the following expectations regarding its financial performance for fiscal 2008:

•	Total reported revenues are anticipated to be $135—$145 million.

•	Reported R&D expenses are anticipated to be $40—$45 million, and SG&A expenses are anticipated to be $70—$75 million.

•

Celera anticipates that it will be profitable on a non-GAAP basis for fiscal 2008, although non-GAAP earnings may be below break-even for the third quarter due to, among other things, ongoing integration expenses from the Berkeley HeartLab and Atria Genetics acquisitions and costs incurred in support of the anticipated separation of Celera from Applera Corporation.

•

Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $0.06 per share for the fiscal year, of which approximately $0.04 per share are expected to be incurred in the last 6 months of the fiscal year.

•	The total pre-tax impact of FAS 123R in fiscal 2008 is expected to be approximately $7 million, with an EPS impact of approximately $0.06.

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

•	Celera currently anticipates it will end the fiscal year with $340—$350 million in cash and short-term investments.

Other risks and uncertainties that may affect Celera’s financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; and special tax items. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.213.4866 and enter passcode 89496444 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on January 24 until February 7, 2008. Interested parties should call 617.801.6888 and enter passcode 84165724.

About Applera Corporation and Celera

Applera Corporation consists of two operating groups. Celera is a diagnostics business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and optimize patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera may not successfully integrate the business and workforce of Berkeley HeartLab, which has approximately doubled Celera’s workforce, and it may not successfully operate and grow this business as planned, among other reasons due to the fact Berkeley operates in the regulated clinical laboratory testing market, a new business area for Celera; (2) the sale of clinical laboratory testing services and diagnostic

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

products is dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (3) the revenue generated from the sale of clinical laboratory testing services and diagnostic products is highly dependent on the amounts that these government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (4) Celera’s clinical laboratory testing services are subject to a wide variety of federal and state laws and regulations that govern, for example, clinical testing of human specimens, improper kickbacks or referrals to healthcare providers, and the privacy and security of patient data, and failure to comply with these laws and regulations could cause an interruption in operations, damage to our reputation, exclusion from participation in healthcare programs, fines or other legal penalties, and damages payable to patients or others; (5) Celera depends on physicians, laboratories, and others to collect and process patient specimens and send them overnight via Federal Express to its clinical laboratory for testing, and any interruption or delay in the delivery of specimens could cause them to spoil, prevent testing, and harm Celera’s business; (6) Celera’s commercialization of diagnostic products is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (7) clinical trials of diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (8) diagnostic products may not receive required regulatory clearances or approvals; (9) the markets for clinical laboratory testing services and diagnostic products are very competitive, healthcare providers may prefer to use better-known laboratories for clinical testing, and healthcare providers may not accept new diagnostic products developed by Celera or its collaborators; (10) the U.S. Food and Drug Administration has issued an interpretation of the regulations governing the sale of Analyte Specific Reagent products which could harm Celera’s business because the interpretation may require regulatory clearance or approval for some existing Celera and Abbott products that to date have been sold without clearance or approval, and because it may make development of new Analyte Specific Reagent products more difficult; (11) the FDA has issued draft guidance on a new class of complex laboratory-developed tests that may require our clinical laboratory to obtain regulatory clearance or approval before it can perform these tests and that may require other laboratories to obtain regulatory clearance or approval for these complex tests before they can perform clinical testing using our diagnostic products or based on intellectual property licensed from us; (12) Celera relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (13) Celera may be subject to product liability or other claims as a result of its clinical laboratory testing services or the testing or use of its or its collaborators’ or licensees’ diagnostic products; (14) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise the confidentiality of Celera’s proprietary information; (15) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (16) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (17) Celera is dependent on the operation of computer hardware, software, and Internet applications and related

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

technology; (18) an adverse outcome in legal proceedings involving Abbott could harm Celera’s business and subject it to liabilities; (19) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s clinical laboratory testing services and diagnostic products; (20) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (21) the outcome of the existing stockholder litigation is uncertain; (22) Celera relies on a single laboratory testing facility and a single manufacturing facility, it would be difficult to repair, replace, or expand these facilities on a timely basis should that be necessary due to, for example, significant damage caused by natural disaster or other events or a substantial and unexpected increase in demand for products or services, and Celera does not have any backup facilities or arrangements should these events occur; (23) Celera relies on a single supplier or a limited number of suppliers for some kits used for its clinical laboratory testing services and some key components for manufacturing its diagnostic products; and (24) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright 2008 Applera Corporation. All Rights Reserved. AB(Design) and Celera and ViroSeq are registered trademarks, and Applied Biosystems and Applera are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. Berkeley HeartLab is a wholly-owned subsidiary of Applera Corporation. RealTime and m2000 are trademarks of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries.

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

APPLERA CORPORATION

CELERA GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
Net revenues	$40.3	$ 13.2	$ 56.5	$ 23.4
Cost of sales	11.3	4.5	14.5	8.3

Gross margin	29.0	8.7	42.0	15.1
Research and development	10.6	12.0	21.3	25.2
Selling, general and administrative	20.1	7.3	28.2	14.5
Amortization of purchased intangible assets	2.1		2.1
Employee-related charges, asset impairments and other	0.4	2.5	0.4	6.0
Asset dispositions and legal settlements		(2.4)		(2.4)

Operating loss	(4.2)	(10.7)	(10.0)	(28.2)
Interest income, net	4.5	7.0	11.6	13.5
Other income (expense), net	0.2	0.1	(0.1)	0.2

Income (loss) before income taxes	0.5	(3.6)	1.5	(14.5)
Provision (benefit) for income taxes	0.2	(3.1)	0.5	(7.0)

Net income (loss)	$ 0.3	$ (0.5)	$ 1.0	$ (7.5)

Earnings (loss) per share analysis

Net income (loss) per share
Basic and diluted	$0.00	$(0.01)	$ 0.01	$(0.10)

Weighted average number of common shares
Basic	79,345,000	78,200,000	79,213,000	77,985,000
Diluted	80,954,000	78,200,000	80,650,000	77,985,000

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended December 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$561.9	$40.3	$(0.8)	$601.4
Cost of sales	235.2	11.3	(0.3)	246.2

Gross margin	326.7	29.0	(0.5)	355.2
Selling, general and administrative	155.1	20.1	(0.1)	175.1
Research and development	44.4	10.6	(0.3)	54.7
Amortization of purchased intangible assets	2.6	2.1		4.7
Employee-related charges, asset impairments and other	2.9	0.4		3.3

Operating income (loss)	121.7	(4.2)	(0.1)	117.4
Gain on investments, net	2.6			2.6
Interest income (expense), net	(0.1)	4.5	(0.1)	4.3
Other income (expense), net	1.2	0.2		1.4

Income before income taxes	125.4	0.5	(0.2)	125.7
Provision for income taxes	39.1	0.2	(0.2)	39.1

Net income	$ 86.3	$ 0.3	$ -	$ 86.6

Net income per share
Basic	$ 0.50	$0.00
Diluted	$ 0.49	$0.00

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended December 31, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$530.0	$ 13.2	$(1.3)	$541.9
Cost of sales	235.5	4.5	(0.6)	239.4

Gross margin	294.5	8.7	(0.7)	302.5
Selling, general and administrative	147.5	7.3	0.1	154.9
Research and development	50.9	12.0	(0.7)	62.2
Amortization of purchased intangible assets	2.9			2.9
Employee-related charges, asset impairments and other		2.5		2.5
Asset dispositions and legal settlements	(7.8)	(2.4)		(10.2)

Operating income (loss)	101.0	(10.7)	(0.1)	90.2
Interest income, net	3.4	7.0		10.4
Other income (expense), net	0.9	0.1		1.0

Income (loss) before income taxes	105.3	(3.6)	(0.1)	101.6
Provision (benefit) for income taxes	30.5	(3.1)	(0.3)	27.1

Net income (loss)	$ 74.8	$ (0.5)	$ 0.2	$ 74.5

Net income (loss) per share
Basic	$ 0.41	$(0.01)
Diluted	$ 0.39	$(0.01)

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Six Months Ended December 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,063.1	$ 56.5	$(1.6)	$1,118.0
Cost of sales	456.5	14.5	(0.6)	470.4

Gross margin	606.6	42.0	(1.0)	647.6
Selling, general and administrative	303.5	28.2	(0.1)	331.6
Research and development	95.0	21.3	(0.8)	115.5
Amortization of purchased intangible assets	5.2	2.1		7.3
Employee-related charges, asset impairments and other	2.9	0.4		3.3
Asset dispositions and legal settlements	(7.6)			(7.6)

Operating income (loss)	207.6	(10.0)	(0.1)	197.5
Gain on investments, net	2.6			2.6
Interest income, net	3.5	11.6		15.1
Other income (expense), net	2.3	(0.1)	(0.1)	2.1

Income before income taxes	216.0	1.5	(0.2)	217.3
Provision for income taxes	68.8	0.5	(0.3)	69.0

Net income	$ 147.2	$ 1.0	$ 0.1	$ 148.3

Net income per share
Basic	$ 0.83	$ 0.01
Diluted	$ 0.81	$ 0.01

CELERA REPORTS SECOND QUARTER FISCAL 2008 RESULTS

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Six Months Ended December 31, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,006.3	$ 23.4	$(2.4)	$1,027.3
Cost of sales	456.2	8.3	(1.0)	463.5

Gross margin	550.1	15.1	(1.4)	563.8
Selling, general and administrative	282.6	14.5	0.1	297.2
Research and development	96.0	25.2	(1.1)	120.1
Amortization of purchased intangible assets	5.6			5.6
Employee-related charges, asset impairments and other		6.0		6.0
Asset dispositions and legal settlements	1.3	(2.4)		(1.1)
Acquired research and development	114.3			114.3

Operating income (loss)	50.3	(28.2)	(0.4)	21.7
Gain on investments, net	0.2			0.2
Interest income, net	6.0	13.5	0.1	19.6
Other income (expense), net	2.2	0.2		2.4

Income (loss) before income taxes	58.7	(14.5)	(0.3)	43.9
Provision (benefit) for income taxes	42.6	(7.0)	(0.2)	35.4

Net income (loss)	$ 16.1	$ (7.5)	$(0.1)	$ 8.5

Net income (loss) per share
Basic	$ 0.09	$(0.10)
Diluted	$ 0.08	$(0.10)